Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2017 FOURTH QUARTER AND FULL YEAR
 OPERATING RESULTS

Milwaukee, Wisconsin – August 10, 2017-- STRATTEC SECURITY CORPORATION (“STRATTEC” or the “Company”) (NASDAQ:STRT) today reported operating results for the fiscal fourth quarter and year ended July 2, 2017.

Fourth Quarter

Net sales for the fourth quarter ended July 2, 2017 were $108.4 million, compared to net sales of $108.3 million for the fourth quarter ended July 3, 2016. The 2016 fiscal fourth quarter was a 14 week period while fiscal 2017’s fourth quarter was the typical 13 week period. The impact of the additional week of customer shipments during the prior year quarter increased sales during that quarter by approximately $7.5 million. Net income was $1.8 million in the current year quarter compared to $584,000 in the prior year quarter. Diluted earnings per share for the 2017 fourth quarter were $0.48 compared to $0.16 in the prior year quarter. The lower net income for the prior year quarter was primarily attributed to STRATTEC’s one third share ($2 million pre-tax or $1.26 million after tax) of a $6 million non-cash impairment charge related to Vehicle Access Systems Technology LLC’s (“VAST LLC”) investment in Minda VAST Access Systems joint venture in India. STRATTEC owns a one third interest in VAST LLC.  STRATTEC’s one third share of the impairment charge reduced its earnings per share in the prior year quarter by $0.35.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	July 2, 2017	July 3, 2016

Fiat Chrysler Automobiles	$25,984	$28,331
General Motors Company	22,518	21,765
Ford Motor Company	16,250	15,745
Tier 1 Customers	17,678	19,711
Commercial and Other OEM Customers	17,818	14,426
Hyundai / Kia	8,182	8,369
TOTAL	$108,430	$108,347

Sales to Fiat Chrysler Automobiles in the current year quarter decreased primarily due to discontinuing production on the Chrysler 200 and Dodge Dart effective December 2016, both vehicles for which we supplied components. Sales to General Motors Company and Ford Motor Company in the current year quarter were up slightly in comparison to the prior year quarter, which had one additional shipping week during that period.  Sales to Tier 1 Customers decreased in the current year quarter due to lower sales on our driver control products. Sales to Commercial and Other OEM Customers during the current year quarter increased in comparison to the prior year quarter. These customers primarily represent purchasers of vehicle access control products, such as latches and fobs, which have been developed in recent years to complement our historic core business of locks and keys.  The decreased sales to Hyundai / Kia in the current year quarter were principally due to one less shipping week on the Kia Sedona minivan for which we supply components in comparison to the prior year quarter.

Gross profit margins were 13.5 percent in the current year quarter compared to 14.0 percent in the prior year quarter.  The slight decrease in gross profit margin in the current year quarter was primarily attributed to asset impairment write-downs related to STRATTEC Advanced Logic, LLC, our biometric joint venture, and startup costs associated with our new Leon, Mexico facility. These items were offset by the reversal of warranty expense provisions and recoveries along with a favorable Mexican Peso to U.S. Dollar exchange rate affecting our operations in Mexico.

Operating expenses were $11.9 million in the current year quarter and $11.5 million in the prior year quarter.  As a percent of net sales in the current year quarter operating expenses were 10.8% compared to 10.6% in the prior year quarter.

Included in Other Income (Expense), Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	July 2, 2017	July 3, 2016

Equity Earnings (Loss) of VAST LLC Joint Venture	$1,110	$(1,328)
Equity Loss of STRATTEC Advanced Logic, LLC	(572)	(421)
Net Foreign Currency Transaction Gain (Loss)	64	(18)
Other	12	124
	$614	$(1,643)

The prior year quarter equity loss in VAST LLC joint venture relates to STRATTEC’s share of the Minda VAST Access Systems impairment charge of $2 million previously discussed.

The lower tax provision in the current year quarter was attributed to a higher tax credit for research and development costs on new products in comparison to the prior year quarter end.

Full Year

 For the fiscal year ended July 2, 2017, STRATTEC net sales were $417.3 million compared to net sales of $401.4 million during fiscal 2016.  Net income for fiscal 2017 was $7.2 million compared to net income of $9.1 million in the prior year.  Diluted earnings per share for the current year were $1.96 compared to diluted earnings per share of $2.51 in the prior year.

Frank Krejci, President and CEO commented: “As a Company, we are not satisfied with this year’s profitability.   We have made progress in positioning ourselves to deliver new business during the upcoming year.  Costs are being reduced where opportunities have not materialized as planned.  Our new manufacturing plant in Leon, Mexico, will begin production on a new product line within the next month.  STRATTEC Advanced Logic, our biometric technology joint venture, has proved to be much more costly than planned.  As a result, we have taken steps to drastically reduce our exposure to that business.

For the upcoming year, we are focused on new product introduction, fine tuning processes and making capital investments to insure quality and improve efficiency as the automotive market has shown some recent signs of weakening.”

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company's products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customers’ product recall policies, foreign currency fluctuations, and costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands, except per share amounts)

	Fourth Quarter Ended		Years Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
	(Unaudited)		(Unaudited)

Net Sales	$108,430	$108,347	$417,325	$401,419
Cost of Goods Sold	93,771	93,152	357,163	336,594
Gross Profit	14,659	15,195	60,162	64,825

Engineering, Selling & Administrative Expenses	11,892	11,467	46,460	43,917
Income from Operations	2,767	3,728	13,702	20,908

Interest Income	4	6	136	25
Interest Expense	(141)	(81)	(417)	(176)
Other Income (Expense), Net	614	(1,643)	2,973	(1,567)
Income before Provision for Income Taxes and Non-Controlling Interest	3,244	2,010	16,394	19,190

Provision for Income Taxes	224	211	4,284	5,068

Net Income	$3,020	$1,799	$12,110	$14,122

Net Income Attributable to Non-Controlling Interest	1,245	1,215	4,913	4,973

Net Income Attributable to STRATTEC SECURITY CORPORATION	$1,775	$584	$7,197	$9,149

Earnings Per Share:
Basic	$0.49	$0.16	$2.01	$2.55
Diluted	$0.48	$0.16	$1.96	$2.51
Average Basic Shares Outstanding	3,595	3,565	3,588	3,559

Average Diluted Shares Outstanding	3,680	3,622	3,670	3,621

Other
Capital Expenditures	$10,368	$9,157	$37,010	$23,496
Depreciation & Amortization	$2,964	$2,518	$11,418	$10,121

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	July 2, 2017	July 3, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,361	$15,477
Receivables, net	64,933	63,726
Inventories, net	35,476	38,683
Other current assets	20,235	16,565
Total Current Assets	129,005	134,451
Investment in Joint Ventures	16,840	14,168
Other Long Term Assets	16,278	8,408
Property, Plant and Equipment, Net	111,591	85,149
	$273,714	$242,176

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$39,679	$32,416
Other	28,216	31,799
Total Current Liabilities	67,895	64,215
Accrued Pension and Post Retirement Obligations	2,495	2,728
Borrowings Under Credit Facility	30,000	20,000
Other Long-term Liabilities	610	721
Shareholders’ Equity	319,798	312,876
Accumulated Other Comprehensive Loss	(32,888)	(37,673)
Less: Treasury Stock	(135,822)	(135,871)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	151,008	139,332

Non-Controlling Interest	21,626	15,180
Total Shareholders’ Equity	172,714	154,512
	$273,714	$242,176

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Fourth Quarter Ended		Years Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
	(Unaudited)		(Unaudited)

Cash Flows from Operating Activities:
Net Income	$3,020	$1,799	$12,110	$14,122
Adjustment to Reconcile Net Income to Cash Provided by (Used in) Operating Activities:
Equity (Gain) Loss in Joint Ventures	(538)	1,749	(666)	2,235
Depreciation and Amortization	2,964	2,518	11,418	10,121
Foreign Currency Transaction Loss (Gain)	647	(764)	(1,128)	(2,559)
Unrealized (Gain) Loss on Peso Contracts	(863)	289	(2,010)	889
Deferred Income Taxes	1,851	3,027	1,851	3,027
Stock Based Compensation Expense	354	378	1,508	1,625
Change in Operating Assets/Liabilities	3,517	(9,508)	169	(21,510)
Other, net	33	311	(110)	268

Net Cash Provided by (Used in) Operating Activities	10,985	(201)	23,142	8,218

Cash Flows from Investing Activities:
Investment in Joint Ventures	(150)	-	(400)	(1,720)
Additions to Property, Plant and Equipment	(10,368)	(9,157)	(37,010)	(23,496)
Other	(278)	25	(2,128)	(49)
Net Cash Used in Investing Activities	(10,796)	(9,132)	(39,538)	(25,265)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	6,000	6,000	36,000	26,500
Repayments Under Credit Facility	(2,000)	(4,000)	(26,000)	(16,500)
Dividends Paid	(503)	(467)	(2,012)	(1,865)
Dividends Paid to Non-Controlling Interest Of Subsidiaries	(200)	-	(1,964)	(1,568)
Contribution from Non-Controlling Interest Of Subsidiaries	-	-	2,940	-
Exercise of Stock Options and Employee Stock Purchases, Including Excess Tax Benefits From Stock Based Compensation	75	34	262	643

Net Cash Provided by Financing Activities	3,372	1,567	9,226	7,210

Foreign Currency Impact on Cash	(191)	85	54	(381)

Net Increase (Decrease) in Cash & Cash Equivalents	3,370	(7,681)	(7,116)	(10,218)

Cash and Cash Equivalents:
Beginning of Period	4,991	23,158	15,477	25,695
End of Period	$8,361	$15,477	$8,361	$15,477